Exhibit 21

Subsidiaries of the Registrant

Subsidiary Name

Jurisdictions

Air Seal Filter Housings, Inc.

Texas, U.S.

North Carolina, U.S.

Flanders Airia Technologies, Inc.

North Carolina, U.S.

Flanders/CSC Corporation

North Carolina, U.S.

Flanders Filters, Inc.

North Carolina, U.S.

Flanders International, PTE

Singapore

Flanders/Precisionaire Corp.

North Carolina, U.S.

Flanders Realty Corp.

North Carolina, U.S.

Eco-Air Products, Inc.

California, U.S.

Arizona, U.S.

Airpure Filter Sales & Service, Inc.

Utah, U.S.

Washington, U.S.

California, U.S.

Precisionaire, Inc.

Florida, U.S.

North Carolina, U.S.

Illinois, U.S.

Pennsylvania, U.S.

Texas, U.S.

Precisionaire of Utah, Inc.

Utah, U.S.

Airseal West, Inc.

Utah, U.S.

Industrias Seco De Tijuana, S.A. de C.V.

Tijuana, MX

Superior Diecutting, Inc.

Kentucky, U.S.

Flanders-Virginia, Inc.

Virginia, U.S.

Flanders-Richmond, Inc.

Virginia, U.S.